Exhibit 99(h)(9)(a)

EXECUTION COPY

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (this “Amendment”) made as of July 28, 2025 to that certain Fund Administration and Accounting Agreement dated May 9, 2024 (the “Agreement”) by and among each Cayman exempted company identified on Exhibit A, severally and not jointly, (each a “Fund”, and collectively the “Funds”) and The Bank of New York Mellon (“BNY”).

WHEREAS, the parties wish to amend the Agreement to add Virtus AlphaSimplex Global Macro Offshore Fund, Ltd, as a party to the Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the new Exhibit A attached hereto.

2.	Capitalized terms used herein that are not specifically defined herein shall be as defined in the Agreement. Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein,” “hereby,” “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

4.	If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of the Agreement or this Amendment shall be affected, and all other provisions shall be enforced to the full extent of the law.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, as of the day and year first above written.

VATS OFFSHORE FUND, LTD.

By:	/s/ Brinton Frith

Name:	Brinton Frith
Title:	CFO

VIRTUS ALPHASIMPLEX GLOBAL MACRO OFFSHORE FUND, LTD.

By:	/s/ Brinton Frith

Name:	Brinton Frith
Title:	CFO

THE BANK OF NEW YORK MELLON

By:	/s/ Robert M. Stein, Jr.

Name:	Robert M. Stein, Jr.
Title:	Vice President

EXECUTION COPY

EXHIBIT A

List of Funds

Effective as of July 28, 2025

Name	Parent Fund

VATS OFFSHORE FUND, LTD.

VIRTUS ALPHASIMPLEX GLOBAL MACRO OFFSHORE FUND, LTD.